EXHIBIT 99.1

Contact:	Susan E. Moss
Vice President, Marketing and Communications
(502) 596-7296

KINDRED HEALTHCARE APPOINTS STEPHEN R. CUNANAN AS

CHIEF PEOPLE OFFICER

LOUISVILLE, Ky. (May 20, 2013) – Kindred Healthcare, Inc. (“Kindred” or the “Company”) (NYSE:KND) today announced the appointment of Stephen R. Cunanan as Chief People Officer, effective June 3, 2013.

In this newly created role, Mr. Cunanan will be responsible for Kindred’s People Services, including employee engagement and satisfaction, leadership development, advancing Kindred’s culture of patient safety, and leading Kindred’s development of a shared services human resources model. Mr. Cunanan will serve on the Company’s Executive Committee and will report to Paul J. Diaz, Kindred’s Chief Executive Officer.

Prior to joining Kindred, Mr. Cunanan was Chief Human Resources Officer for Catalyst Health Solutions, Inc., a Fortune 500 pharmacy benefit management and specialty pharmacy organization in Rockville, Maryland. Mr. Cunanan has more than 20 years of human resources experience, including 13 years with Johnson & Johnson. He also spent nine years with Owens Corning. During his career, he has developed and implemented human resource strategies, redesigned executive and employee compensation programs, ensured compensation programs were in compliance with Securities and Exchange Commission regulations and shareholder requirements, and led human relations transition efforts for acquisitions.

“The mission of Kindred’s People Services team is to provide integrated, cost effective and efficient human resources services that leverage the strength of our people to drive Kindred’s clinical and business strategy,” said Benjamin A. Breier, Kindred’s President and Chief Operating Officer. “People Services will foster a culture of quality and engagement to enable our people to promote hope, healing and recovery for patients, residents and families.”

“Steve’s experience will help support Kindred’s continued growth and development,” Mr. Diaz said. “In recognizing that Kindred’s greatest strength is our dedicated and compassionate employees, we believe that Steve’s talents will further expand our ability to invest in our people. His proven leadership and human resources abilities will help ensure that our colleagues have the skills necessary to deliver clinical excellence and the opportunities to grow professionally.”

About Kindred Healthcare

Kindred Healthcare, Inc., a top-125 private employer in the United States, is a FORTUNE 500 healthcare services company based in Louisville, Kentucky with annual revenues of $6 billion and approximately 76,000 employees in 46 states. At March 31, 2013, Kindred through its subsidiaries provided healthcare services in 2,169 locations, including 116 transitional care hospitals, six inpatient rehabilitation hospitals, 204 nursing centers, 24 sub-acute units, 101 Kindred at Home hospice, home health and non-medical home care locations, 103 inpatient rehabilitation units (hospital-based) and a contract rehabilitation services business, RehabCare, which served 1,615 non-affiliated facilities. Ranked as one of Fortune magazine’s Most Admired Healthcare Companies for five years in a row, Kindred’s mission is to promote healing, provide hope, preserve dignity and produce value for each patient, resident, family member, customer, employee and shareholder we serve. For more information, go to www.kindredhealthcare.com. You can also follow us on Twitter and Facebook.

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